Exhibit 99.1

Genie Energy Declares 4th Quarter 2017 Dividend on Preferred Stock

NEWARK NJ – January 16, 2018: The Genie Energy Ltd (NYSE: GNE, GNEPRA) board of directors has declared a fourth quarter 2017 cash dividend of $0.1594 per share of the company’s Series 2012-A Preferred Stock.

The dividend will be paid on February 15, 2018 to preferred stockholders of record as of the close of business on February 6th.

The distribution will be treated as an ordinary dividend for tax purposes.

Genie Energy announces declarations for GNEPRA Series 2012-A Preferred Stock dividends via Form 8-K filings with the Securities and Exchange Commission and press releases posted on the investor relations pages of the Genie Energy http://www.genie.com/investor_relations/

About Genie Energy Ltd.:

Genie Energy Ltd. (NYSE: GNE, GNEPRA), through its Genie Retail Energy (GRE) division, provides electricity and natural gas primarily to residential and small business customers in the United States and, through a joint venture, in Great Britain. GRE also operates Diversegy, a commercial brokerage and marketing services company. Genie's GOGAS division operates oil and gas exploration and drilling services ventures. For more information, visit www.genie.com.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com